EXHIBIT 99.1

FDA Recommends Running Phase 2b Trial of Proellex(R)-V in the Treatment of Severe Menstrual Bleeding Associated With Uterine Fibroids

THE WOODLANDS, Texas, May 22, 2013 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced it has met with the FDA regarding the clinical development of Proellex-V, the vaginally administered product, in the treatment of uterine fibroids. The FDA recommended that a Phase 2b study should be conducted as a prelude to the Phase 3 program. During the meeting, Repros and the FDA agreed that:

  The primary indication and label for Proellex-V should be treatment of severe menstrual bleeding associated with uterine fibroids. To this end, the Pictorial Blood Loss Assessment (PBAC) was identified as the key primary endpoint;
  If the Company proposes a label that includes a claim based on patient reported outcome (PRO), such as bulk symptoms or quality of life, the PRO must be validated before the start of Phase 3; and
  The FDA will review the protocol prior to study initiation.

Repros believes one of the key benefits of Proellex-V is the relief of the bulk symptoms associated with uterine fibroids and that inclusion of such claims in the label will provide a significant marketing advantage. The study will start in the latter half of this year and results are expected in mid 2014.

Additional discussions focused on the overall clinical and non-clinical program. The Company feels that many requirements have already been satisfied by completed studies using oral Proellex. The FDA acknowledged they would consider the information presented in white papers that Repros will prepare and cross-referenced submissions. The Company believes the completed studies with oral Proellex provide a very large margin of safety for the Proellex-V program.

Professor Alfred Poindexter, MD, Department of OB/GYN, Baylor College of Medicine, noted, "The early experience generated at my clinical site with vaginally administered telapristone suggests that Proellex-V may represent a useful, effective, safe and patient friendly option for the treatment of uterine fibroids in those women opting away from surgery in order to resolve their fibroid associated symptoms. The reduction of tumor size at the 12 mg dose was particularly impressive and will be an important consideration to both physicians and patients alike. Currently several of my subjects are in the third cycle of treatment using the 12 mg dose and are experiencing persistent benefit and have expressed a desire to continue treatment after the +1 year of exposure to telapristone which will be completed later this year."

The FDA also felt the pivotal studies should be one year in duration. The Company was already planning large one year safety studies as part of its overall clinical package. NDA submission is expected in 2016. The outcome of the meeting does not materially affect the cost of the total development program, but it does reduce the cash requirements for Repros through the first quarter of 2014.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex® programs, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer

         Investor Relations: Thomas Hoffmann
         The Trout Group
         (646) 378-2931